Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER SALES

Net sales increased 13.5% to $121.0 million in the first quarter of fiscal 2008;

Comparable store sales increased 0.3%

SAVANNAH, GA (May 7, 2008) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the first quarter of fiscal 2008.

Total sales in the 13-week period ended May 3, 2008 increased 13.5% to $121.0 million compared with $106.6 million in the 13-week period ended May 5, 2007.  Comparable store sales increased 0.3% in the first quarter.

The Company expects to report complete financial results for its first quarter and update its fiscal 2008 outlook after the market closes on May 21, 2008.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 331 stores located in 20 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com. CTRN-E

Contact:	Ed Anderson	Bruce Smith
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Executive Officer	Chief Financial Officer
	(912) 443-3705	(912) 443-2075

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102 Fahm St. Savannah, Ga 31401 • (912) 236-1561 • Fax (912) 443-3674